    Exhibit 99.1

SAIC Announces Second Quarter of Fiscal Year 2025 Results

•Revenues of $1.82 billion; 2% organic growth
•Net income of $81 million; Adjusted EBITDA(1) of $170 million or 9.4% of revenues
•Diluted earnings per share of $1.58; Adjusted diluted earnings per share(1) of $2.05
•Cash flows provided by operating activities of $138 million; free cash flow(1) of $241 million
•Net bookings of $1.2 billion; book-to-bill ratio of 0.6; trailing twelve months book-to-bill ratio of 1.1
•Company increases Adjusted Diluted EPS(1) Fiscal Year 2025 guidance to $8.10 - $8.30 and reaffirms all other Fiscal Year 2025 financial guidance
RESTON, VA, September 5, 2024—Science Applications International Corporation (Nasdaq: SAIC), a premier Fortune 500® technology integrator driving our nation's digital transformation across the defense, space, civilian, and intelligence markets, today announced results for the second quarter ended August 2, 2024.
"Our second quarter results were solid, reflecting strong program performance and exceptional cash flow with a continued focus on returning capital to shareholders," said SAIC CEO Toni Townes-Whitley. “We are seeing encouraging trends as we execute our growth strategy. Our expanded pipeline of qualified opportunities is now converting to a higher number and quality of submissions and increasing book-to-bill, trends which are expected to accelerate and drive growth into Fiscal Year 2026. This momentum fuels the confidence we have in our ability to meet our Fiscal Year 2027 targets of 5% organic revenue growth, mid 9% adjusted EBITDA margins, and approximately $12 of free cash flow per share."
Second Quarter of Fiscal Year 2025: Summary Operating Results

	Three Months Ended
	August 2, 2024	Percent change		August 4, 2023
	(in millions, except per share amounts)
Revenues	$1,818	2%		$1,784
Operating income	134	(63)%		362
Operating income as a percentage of revenues	7.4%	-1,290	bps	20.3%
Adjusted operating income(1)	164	1%		163
Adjusted operating income as a percentage of revenues	9.0%	-10	bps	9.1%
Net income	81	(67)%		247
EBITDA(1)	169	(58)%		402
EBITDA as a percentage of revenues	9.3%	-1,320	bps	22.5%
Adjusted EBITDA(1)	170	(2)%		174
Adjusted EBITDA as a percentage of revenues	9.4%	-40	bps	9.8%
Diluted earnings per share	$1.58	(65)%		$4.56
Adjusted diluted earnings per share(1)	$2.05	—%		$2.05
Net cash provided by operating activities	$138	(8)%		$150
Free cash flow(1)	$241	67%		$144
Transaction-adjusted free cash flow(1)	$241	69%		$143

(1)Non-GAAP measure, see Schedule 6 for information about this measure.

Second Quarter Summary Results
Revenues for the quarter increased $34 million or 2% compared to the same period in the prior year primarily due to ramp up in volume on existing and new contracts, partially offset by contract completions.
Operating income as a percentage of revenues decreased from the comparable prior year period primarily due to the gain on the sale of the Supply Chain Business ($234 million) in the prior year period, and contract completions, partially offset by ramp up in volume on existing and new contracts.
Adjusted EBITDA(1) as a percentage of revenues for the quarter decreased to 9.4% from 9.8% for the same period in the prior year primarily due to contract completions, partially offset by ramp up in volume on existing and new contracts.
Diluted earnings per share for the quarter was $1.58 compared to $4.56 in the prior year quarter. Adjusted diluted earnings per share(1) for the quarter was $2.05 compared to $2.05 in the prior year quarter. The weighted-average diluted shares outstanding during the quarter decreased to 51.2 million from 53.9 million during the prior year quarter.
Cash Generation and Capital Deployment
Cash flows provided by operating activities for the second quarter decreased $12 million compared to the prior year quarter, primarily due to higher cash used from the Master Accounts Receivable Purchase Agreement ("MARPA Facility") in the current year, partially offset by timing of collections, lower tax payments in the current year, and other net favorable changes in working capital.
During the quarter, SAIC deployed $226 million of capital, consisting of $201 million of plan share repurchases, $19 million in cash dividends, and $6 million of capital expenditures.
Quarterly Dividend Declared
As previously announced, subsequent to quarter end, the Company's Board of Directors declared a cash dividend of $0.37 per share of the Company's common stock payable on October 25, 2024 to stockholders of record on October 11, 2024. SAIC intends to continue paying dividends on a quarterly basis, although the declaration of any future dividends will be determined by the Board of Directors each quarter and will depend on earnings, financial condition, capital requirements and other factors.
Backlog and Contract Awards
Net bookings for the quarter were approximately $1.2 billion, which reflects a book-to-bill ratio of 0.6 and a trailing twelve months book-to-bill ratio of 1.1. SAIC’s estimated backlog at the end of the quarter was approximately $22.9 billion. Of the total backlog amount, approximately $4.2 billion was funded.
Notable New Awards:
U.S. Treasury: During the quarter, SAIC was awarded a one year, approximately $134 million task order to support the Treasury Cloud (TCloud). This effort provides enterprise-level commercial Infrastructure as a Service (IaaS), Platform as a Service (PaaS), and Software as a Service (SaaS) cloud products and professional services to support Treasury and Bureau business and mission operations.
Notable Recompete Awards:
Department of Veterans Affairs: During the quarter, SAIC was awarded a five-year (one year base, plus four, one-year option periods), $206 million recompete to deliver high-quality IT services that are crucial to the seamless execution of the Veterans Affairs Financial Services Center’s operations. This effort will support the Financial Services Center in Austin, TX with essential services such as infrastructure and application support, cloud services, cybersecurity, data analytics, database design, and administration.
U.S. Navy: During the quarter, SAIC was awarded three contracts worth $58 million to support the Airborne Electronic Attack (AEA) Integrated Product Team (IPT) Jammer Technique Optimization (JATO) Program, the International Program, and the AEA IPT EA-18G Program. These three contracts will deliver mission-critical solutions with dedicated support to the Naval Air Warfare Center Weapons Division.
U.S. Defense and Space Portfolio: During the quarter, SAIC was awarded approximately $250 million of contract awards by defense and space organizations. These awards represent a combination of new business and recompetes.
(1)Non-GAAP measure, see Schedule 6 for information about this measure.

Fiscal Year 2025 Guidance
Management is increasing Adjusted Diluted EPS(1) fiscal year 2025 guidance to $8.10 - $8.30 from $8.00 - $8.20, reaffirms all other fiscal year 2025 guidance which represents the Company's views as of September 5, 2024.

Fiscal Year
2025 Guidance
Revenue	$7.35B - $7.50B
Adjusted EBITDA(1)	$680M - $700M
Adjusted EBITDA Margin(1)	9.2% - 9.4%
Adjusted Diluted EPS(1)	$8.10 - $8.30
Free Cash Flow(1)	$490M - $510M
Webcast Information
SAIC management will discuss operations and financial results in an earnings conference call beginning at 10:00 a.m. Eastern time on September 5, 2024. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the SAIC website (http://investors.saic.com). We will be providing webcast access only – “dial-in” access is no longer available. Additionally, a supplemental presentation will be available to the public through links to the Investor Relations section of the SAIC website. After the call concludes, an on-demand audio replay of the webcast can be accessed on the Investor Relations website.
About SAIC
SAIC® is a premier Fortune 500® technology integrator focused on advancing the power of technology and innovation to serve and protect our world. Our robust portfolio of offerings across the defense, space, civilian and intelligence markets includes secure high-end solutions in mission IT, enterprise IT, engineering services and professional services. We integrate emerging technology, rapidly and securely, into mission critical operations that modernize and enable critical national imperatives.
We are approximately 24,000 strong; driven by mission, united by purpose, and inspired by opportunities. SAIC is an Equal Opportunity Employer, fostering a culture of diversity, equity and inclusion, which is core to our values and important to attract and retain exceptional talent. Headquartered in Reston, Virginia, SAIC has annual revenues of approximately $7.4 billion. For more information, visit saic.com. For ongoing news, please visit our newsroom.
Contacts
Investor Relations: Joe DeNardi, +1.703.488.8528, joseph.w.denardi@saic.com
Media: Kara Ross, kara.g.ross@saic.com
GAAP to Non-GAAP Guidance Reconciliation
The Company does not provide a reconciliation of forward-looking adjusted diluted EPS to GAAP diluted EPS, adjusted EBITDA margin to GAAP net income or transaction-adjusted free cash flow and free cash flow to GAAP net cash flows from operating activities due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because certain deductions for non-GAAP exclusions used to calculate net income and cash flows from operating activities may vary significantly based on actual events, the Company is not able to forecast GAAP diluted EPS, GAAP net income or GAAP net cash flows from operating activities with reasonable certainty. The variability of the above charges may have an unpredictable and potentially significant impact on our future GAAP financial results.
(1)Non-GAAP measure, see Schedule 6 for information about this measure.

Forward-Looking Statements
Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release may include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, total contract value, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and other capital deployment plans. Such statements are not guarantees of future performance and involve risk, uncertainties and assumptions, and actual results may differ materially from the guidance and other forward-looking statements made in this release as a result of various factors. Risks, uncertainties and assumptions that could cause or contribute to these material differences include those discussed in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our Annual Report on Form 10-K, as updated in any subsequent Quarterly Reports on Form 10-Q and other filings with the SEC, which may be viewed or obtained through the Investor Relations section of our website at www.saic.com or on the SEC’s website at www.sec.gov. Due to such risks, uncertainties and assumptions you are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. SAIC expressly disclaims any duty to update any forward-looking statement provided in this release to reflect subsequent events, actual results or changes in SAIC’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

Schedule 1:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Six Months Ended
	August 2, 2024	August 4, 2023	August 2, 2024	August 4, 2023
	(in millions, except per share amounts)
Revenues	$1,818	$1,784	$3,665	$3,812
Cost of revenues	1,608	1,568	3,242	3,361
Selling, general and administrative expenses	77	88	162	172
(Gain) loss on divestitures, net of transaction costs	—	(234)	—	(240)
Other operating (income) expense	(1)	—	(4)	—
Operating income	134	362	265	519
Interest expense, net	31	29	65	61
Other (income) expense, net	3	(2)	5	—
Income before income taxes	100	335	195	458
Provision for income taxes	(19)	(88)	(37)	(113)
Net income	$81	$247	$158	$345
Weighted-average number of shares outstanding:
Basic	50.9	53.5	51.3	53.9
Diluted	51.2	53.9	51.7	54.3
Earnings per share:
Basic	$1.59	$4.60	$3.08	$6.40
Diluted	$1.58	$4.56	$3.06	$6.35

Schedule 2:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	August 2, 2024	February 2, 2024
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$48	$94
Receivables, net	946	914
Prepaid expenses and other current assets	109	123
Total current assets	1,103	1,131
Goodwill	2,851	2,851
Intangible assets, net	836	894
Property, plant, and equipment, net	95	91
Operating lease right of use assets	168	152
Other assets	197	195
Total assets	$5,250	$5,314
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$639	$567
Accrued payroll and employee benefits	338	370
Other accrued liabilities	118	144
Debt, current portion	197	77
Total current liabilities	1,292	1,158
Debt, net of current portion	1,970	2,022
Operating lease liabilities	158	147
Deferred income taxes	19	28
Other long-term liabilities	186	174
Equity:
Total stockholders' equity	1,625	1,785
Total liabilities and stockholders' equity	$5,250	$5,314

Schedule 3:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Six Months Ended
	August 2, 2024	August 4, 2023	August 2, 2024	August 4, 2023
	(in millions)
Cash flows from operating activities:
Net income	$81	$247	$158	$345
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34	36	69	72
Deferred income taxes	(8)	(19)	(8)	(25)
Stock-based compensation expense	12	15	25	27
(Gain) loss on sale of long-lived assets	—	(3)	—	(3)
(Gain) loss on divestitures	—	(240)	—	(247)
Other	(2)	1	(3)	—
Increase (decrease) resulting from changes in operating assets and liabilities, net of the effect of divestitures:
Receivables	(12)	37	(32)	(90)
Prepaid expenses and other current assets	(1)	4	14	8
Other assets	(1)	(7)	(1)	(3)
Accounts payable and accrued liabilities	(21)	(54)	41	52
Accrued payroll and employee benefits	51	52	(32)	9
Income taxes payable	—	67	(2)	74
Operating lease assets and liabilities, net	(2)	1	(5)	(2)
Other long-term liabilities	7	13	12	15
Net cash provided by operating activities	138	150	236	232
Cash flows from investing activities:
Expenditures for property, plant, and equipment	(6)	(6)	(12)	(12)
Purchases of marketable securities	(4)	(2)	(8)	(5)
Sales of marketable securities	2	3	6	4
Proceeds from sale of long-lived assets	—	3	—	3
Proceeds from divestitures	—	—	—	355
Cash divested upon deconsolidation of joint venture	—	—	—	(8)
Other	(1)	—	(2)	(3)
Net cash (used in) provided by investing activities	(9)	(2)	(16)	334
Cash flows from financing activities:
Dividend payments to stockholders	(19)	(20)	(39)	(41)
Principal payments on borrowings	(296)	(100)	(606)	(260)
Issuances of stock	5	4	9	8
Stock repurchased and retired or withheld for taxes on equity awards	(201)	(102)	(304)	(190)
Proceeds from borrowings	380	—	673	160
Net cash used in financing activities	(131)	(218)	(267)	(323)
Net (decrease) increase in cash, cash equivalents and restricted cash	(2)	(70)	(47)	243
Cash, cash equivalents and restricted cash at beginning of period	58	431	103	118
Cash, cash equivalents and restricted cash at end of period	$56	$361	$56	$361

Schedule 4:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
SEGMENT OPERATING RESULTS
(Unaudited)

	Three Months Ended		Six Months Ended
	August 2, 2024	August 4, 2023	August 2, 2024	August 4, 2023
	(in millions)
Revenues
Defense and Intelligence	$1,415	$1,389	$2,851	$2,986
Civilian	403	395	814	826
Total revenues	$1,818	$1,784	$3,665	$3,812

Operating income (loss)
Defense and Intelligence	$107	$106	$214	$230
Civilian	34	43	68	85
Corporate	(7)	213	(17)	204
Total operating income	$134	$362	$265	$519

Operating income margin
Defense and Intelligence	7.6%	7.6%	7.5%	7.7%
Civilian	8.4%	10.9%	8.4%	10.3%
Total operating income margin	7.4%	20.3%	7.2%	13.6%
Second Quarter Defense and Intelligence Results
Revenues for the quarter increased $26 million or 2% compared to the same period in the prior year primarily due to ramp up in volume on existing and new contracts, partially offset by contract completions.
Operating income and adjusted operating income(1) as a percentage of revenues was comparable to the prior year period, primarily due to ramp up in volume on existing and new contracts, offset by contract completions.
Second Quarter Civilian Results
Revenues for the quarter increased $8 million or 2% compared to the same period in the prior year primarily due to ramp up in volume on existing contracts.
Operating income and adjusted operating income(1) as a percentage of revenues decreased from the comparable prior year period partially due to timing and volume mix.
Second Quarter Corporate Results
Operating loss and adjusted operating loss(1) for the quarter increased $220 million and decreased $9 million, respectively, from the comparable prior year period primarily due to the gain recognized from the divestiture of the Supply Chain Business in the prior year period ($234 million), partially offset by lower selling, general and administrative expenses.

(1)Non-GAAP measure, see Schedule 6 for information about this measure.

Schedule 5:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
BACKLOG
(Unaudited)

The estimated value of our total backlog as of the dates presented was:

	August 2, 2024			February 2, 2024
	Defense and Intelligence	Civilian	Total SAIC	Defense and Intelligence	Civilian	Total SAIC
	(in millions)
Funded backlog	$3,411	$826	$4,237	$2,707	$832	$3,539
Negotiated unfunded backlog	15,819	2,843	18,662	16,316	2,908	19,224
Total backlog	$19,230	$3,669	$22,899	$19,023	$3,740	$22,763
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed and excludes contract awards which have been protested by competitors until the protest is resolved in our favor. SAIC segregates backlog into two categories, funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized by the U.S. government and other customers even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value of contracts which may cover multiple future years under which SAIC is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated future revenues to be earned from negotiated contracts for which funding has not been appropriated or authorized, and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under indefinite delivery, indefinite quantity (IDIQ), U.S. General Services Administration (GSA) schedules or other master agreement contract vehicles, with the exception of certain IDIQ contracts where task orders are not competitively awarded and separately priced but instead are used as a funding mechanism, and where there is a basis for estimating future revenues and funding on future anticipated task orders.

Schedule 6:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
This schedule describes the non-GAAP financial measures included in this earnings release. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered as supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Reconciliations, definitions, and how we believe these measures are useful to management and investors are provided below. Other companies may define similar measures differently.

EBITDA and Adjusted EBITDA

	Three Months Ended		Six Months Ended
	August 2, 2024	August 4, 2023	August 2, 2024	August 4, 2023
	(in millions)
Revenues	$1,818	$1,784	$3,665	$3,812
Net income	$81	$247	$158	$345
Interest expense, net and loss on sale of receivables	35	31	72	66
Provision for income taxes	19	88	37	113
Depreciation and amortization	34	36	69	72
EBITDA(1)	169	402	336	596
EBITDA as a percentage of revenues	9.3%	22.5%	9.2%	15.6%
Acquisition and integration costs	—	1	(2)	1
Restructuring and impairment costs	2	5	4	6
Recovery of acquisition and integration costs and restructuring and impairment costs	(1)	—	(2)	—
(Gain) loss on divestitures, net of transaction costs	—	(234)	—	(240)
Adjusted EBITDA(1)	$170	$174	$336	$363
Adjusted EBITDA as a percentage of revenues	9.4%	9.8%	9.2%	9.5%
EBITDA is a performance measure that is calculated by taking net income and excluding interest and loss on sale of receivables, provision for income taxes, and depreciation and amortization. Adjusted EBITDA is a performance measure that excludes the impact of non-recurring transactions that we do not consider to be indicative of our ongoing operating performance. The acquisition and integration costs relate to the Company's acquisitions. The restructuring and impairment costs represent the reorganization and facilities optimization costs or impairments of long-lived assets. The recovery of acquisition and integration costs and restructuring and impairment costs relate to costs recovered through the Company's indirect rates in accordance with Cost Accounting Standards. The (gain) loss on divestitures includes gains associated with the deconsolidation of FSA and the sale of the logistics and supply chain management business, net of transaction costs. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.
(1)Non-GAAP measure, see above for definition.

Schedule 6 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Adjusted Operating Income

	Three Months Ended August 2, 2024
	(dollars in millions)
	As Reported	Restructuring and impairment costs	Recovery of acquisition and integration costs and restructuring and impairment costs	Amortization of intangible assets	Non-GAAP results(1)	Non-GAAP operating margin(1)
Defense and Intelligence	$107	$—	$—	$17	$124	8.8%
Civilian	34	—	—	12	46	11.4%
Corporate	(7)	2	(1)	—	(6)	NM
Total	$134	$2	$(1)	$29	$164	9.0%

	Three Months Ended August 4, 2023
	(dollars in millions)
	As Reported	Acquisition and integration costs	Restructuring and impairment costs	Amortization of intangible assets	(Gain) loss on divestitures, net of transaction costs	Non-GAAP results(1)	Non-GAAP operating margin(1)
Defense and Intelligence	$106	$—	$—	$17	$—	$123	8.9%
Civilian	43	—	—	12	—	55	13.9%
Corporate	213	1	5	—	(234)	(15)	NM
Total	$362	$1	$5	$29	$(234)	$163	9.1%
Adjusted operating income is a performance measure that excludes the impact of non-recurring transactions that we do not consider to be indicative of our ongoing operating performance. The acquisition and integration costs relate to the Company's acquisitions. The restructuring and impairment costs represent the reorganization and facilities optimization costs or impairments of long-lived assets. The recovery of acquisition and integration costs and restructuring and impairment costs relate to costs recovered through the Company's indirect rates in accordance with Cost Accounting Standards. Adjusted operating income also excludes amortization of intangible assets because we do not have a history of significant acquisition activity, we do not acquire businesses on a predictable cycle, and the amount of an acquisition's purchase price allocated to intangible assets and the related amortization term are unique to each acquisition. The (gain) loss on divestitures includes gains associated with the sale of the logistics and supply chain management business, net of transaction costs. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company. All adjustments to operating income for the periods presented were associated with Corporate costs and initiatives.

(1)Non-GAAP measure, see above for definition.

Schedule 6 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Adjusted Operating Income

	Six Months Ended August 2, 2024
	(dollars in millions)
	As Reported	Acquisition and integration costs	Restructuring and impairment costs	Recovery of acquisition and integration costs and restructuring and impairment costs	Amortization of intangible assets	Non-GAAP results(1)	Non-GAAP operating margin(1)
Defense and Intelligence	$214	$—	$—	$—	$34	$248	8.7%
Civilian	68	—	—	—	24	92	11.3%
Corporate	(17)	(2)	4	(2)	—	(17)	NM
Total	$265	$(2)	$4	$(2)	$58	$323	8.8%

	Six Months Ended August 4, 2023
	(dollars in millions)
	As Reported	Acquisition and integration costs	Restructuring and impairment costs	Amortization of intangible assets	(Gain) loss on divestitures, net of transaction costs	Non-GAAP results(1)	Non-GAAP operating margin(1)
Defense and Intelligence	$230	$—	$—	$34	$—	$264	8.8%
Civilian	85	—	—	24	—	109	13.2%
Corporate	204	1	6	—	(240)	(29)	NM
Total	$519	$1	$6	$58	$(240)	$344	9.0%
Adjusted operating income is a performance measure that excludes the impact of non-recurring transactions that we do not consider to be indicative of our ongoing operating performance. The acquisition and integration costs relate to the Company's acquisitions. The restructuring and impairment costs represent the reorganization and facilities optimization costs or impairments of long-lived assets. The recovery of acquisition and integration costs and restructuring and impairment costs relate to costs recovered through the Company's indirect rates in accordance with Cost Accounting Standards. Adjusted operating income also excludes amortization of intangible assets because we do not have a history of significant acquisition activity, we do not acquire businesses on a predictable cycle, and the amount of an acquisition's purchase price allocated to intangible assets and the related amortization term are unique to each acquisition. The (gain) loss on divestitures includes gains associated with the deconsolidation of FSA and the sale of the logistics and supply chain management business, net of transaction costs. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company. All adjustments to operating income for the periods presented were associated with Corporate costs and initiatives.

(1)Non-GAAP measure, see above for definition.

Schedule 6 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Adjusted Diluted Earnings Per Share

	Three Months Ended August 2, 2024
	(dollars in millions)
	As Reported	Restructuring and impairment costs	Recovery of acquisition and integration costs and restructuring and impairment costs	Amortization of intangible assets	Non-GAAP results(1)
Income before income taxes	$100	$2	$(1)	$29	$130
Provision for income taxes	(19)	—	—	(6)	(25)
Net income	$81	$2	$(1)	$23	$105

Diluted EPS	$1.58	$0.04	$(0.02)	$0.45	$2.05

	Three Months Ended August 4, 2023
	(dollars in millions)
	As Reported	Acquisition and integration costs	Restructuring and impairment costs	Amortization of intangible assets	(Gain) loss on divestitures, net of transaction costs	Non-GAAP results(1)
Income before income taxes	$335	$1	$5	$29	$(234)	$136
Provision for income taxes	(88)	—	(1)	(6)	69	(26)
Net income	$247	$1	$4	$23	$(165)	$110

Diluted EPS	$4.56	$0.02	$0.07	$0.45	$(3.05)	$2.05
Adjusted diluted earnings per share is a performance measure that excludes the impact of non-recurring transactions that we do not consider to be indicative of our ongoing operating performance. The acquisition and integration costs relate to the Company's acquisitions. The restructuring and impairment costs represent the reorganization and facilities optimization costs or impairments of long-lived assets. The recovery of acquisition and integration costs and restructuring and impairment costs relate to costs recovered through the Company's indirect rates in accordance with Cost Accounting Standards. Adjusted diluted earnings per share also excludes amortization of intangible assets because we do not have a history of significant acquisition activity, we do not acquire businesses on a predictable cycle, and the amount of an acquisition's purchase price allocated to intangible assets and the related amortization term are unique to each acquisition. The (gain) loss on divestitures includes gains associated with the sale of the logistics and supply chain management business, net of transaction costs. We believe that this performance measure provides management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.

(1)Non-GAAP measure, see above for definition.

Schedule 6 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Adjusted Diluted Earnings Per Share

	Six Months Ended August 2, 2024
	(dollars in millions)
	As Reported	Acquisition and integration costs	Restructuring and impairment costs	Recovery of acquisition and integration costs and restructuring and impairment costs	Amortization of intangible assets	Non-GAAP results(1)
Income before income taxes	$195	$(2)	$4	$(2)	$58	$253
Provision for income taxes	(37)	—	—	—	(11)	(48)
Net income	$158	$(2)	$4	$(2)	$47	$205

Diluted EPS	$3.06	$(0.04)	$0.08	$(0.04)	$0.91	$3.97

	Six Months Ended August 4, 2023
	(dollars in millions)
	As Reported	Acquisition and integration costs	Restructuring and impairment costs	Amortization of intangible assets	(Gain) loss on divestitures, net of transaction costs	Non-GAAP results(1)
Income before income taxes	$458	$1	$6	$58	$(240)	$283
Provision for income taxes	(113)	—	(1)	(12)	70	(56)
Net income	$345	$1	$5	$46	$(170)	$227

Diluted EPS	$6.35	$0.01	$0.09	$0.86	$(3.12)	$4.19
Adjusted diluted earnings per share is a performance measure that excludes the impact of non-recurring transactions that we do not consider to be indicative of our ongoing operating performance. The acquisition and integration costs relate to the Company's acquisitions. The restructuring and impairment costs represent the reorganization and facilities optimization costs or impairments of long-lived assets. The recovery of acquisition and integration costs and restructuring and impairment costs relate to costs recovered through the Company's indirect rates in accordance with Cost Accounting Standards. Adjusted diluted earnings per share also excludes amortization of intangible assets because we do not have a history of significant acquisition activity, we do not acquire businesses on a predictable cycle, and the amount of an acquisition's purchase price allocated to intangible assets and the related amortization term are unique to each acquisition. The (gain) loss on divestitures includes gains associated with the deconsolidation of FSA and the sale of the logistics and supply chain management business, net of transaction costs. We believe that this performance measure provides management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.
(1)Non-GAAP measure, see above for definition.

Schedule 6 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Free Cash Flow and Transaction-Adjusted Free Cash Flow

	Three Months Ended		Six Months Ended
	August 2, 2024	August 4, 2023	August 2, 2024	August 4, 2023
	(in millions)
Net cash provided by operating activities	$138	$150	$236	$232
Expenditures for property, plant, and equipment	(6)	(6)	(12)	(12)
Cash used from (provided by) MARPA Facility	109	—	30	—
Free cash flow(1)	$241	$144	$254	$220
L&SCM divestiture transaction fees	—	7	—	7
L&SCM divestiture transition services	—	(8)	8	(8)
Transaction-adjusted free cash flow(1)	$241	$143	$262	$219

FY25 Guidance
(in millions)
Net cash provided by operating activities	$520 to $540
Expenditures for property, plant, and equipment	Approximately $30
Free cash flow(1)	$490 to $510
Free cash flow is calculated by taking cash flows provided by operating activities less expenditures for property, plant, and equipment and less cash flows from our Master Accounts Receivable Purchasing Agreement (MARPA Facility) for the sale of certain designated eligible U.S. government receivables. Under the MARPA Facility, the Company can sell eligible receivables up to a maximum amount of $300 million. Transaction-adjusted free cash flow excludes cash taxes, transaction fees, and other costs related to the divestiture of the logistics and supply chain management business from free cash flow as previously defined. We believe that free cash flow and transaction-adjusted free cash flow provides management and investors with useful information in assessing trends in our cash flows and in comparing them to other peer companies, many of whom present similar non-GAAP liquidity measures. These measures should not be considered as a measure of residual cash flow available for discretionary purposes.

(1)Non-GAAP measure, see above for definition.